Exhibit 99.1
VTR Reports Third Quarter 2014 Results

Denver, Colorado - November 5, 2014: VTR Finance B.V. (“VTR Finance”)1 and its subsidiaries, including VTR GlobalCom SpA and VTR Wireless SpA, (collectively, “VTR”), today provide selected, preliminary unaudited financial and operating information for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2014. VTR, the leading cable operator in Chile, is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the website of Liberty Global (www.libertyglobal.com). In addition, VTR Finance’s September 30, 2014 unaudited condensed consolidated financial statements are expected to be posted to the Liberty Global website prior to the end of November 2014.

Operating and financial highlights for the three and nine months ended September 30, 2014, as compared to the results for the same periods last year (unless noted), include:

•	Ended Q3 with 2.65 million RGUs[2] and 1.23 million customers

◦	Expanded RGU base by 89,000 and customer base by 36,000 in the last twelve months, including Q3 RGU and customer additions of 9,000 and 5,000, respectively

◦	Further strengthened broadband product offering in July with the launch of next-generation WiFi modems

•	Mobile base surpassed 100,000 subscribers during the third quarter

◦	Added 13,000 postpaid mobile subscribers in Q3, our strongest quarterly postpaid performance in two years

•	Reported Q3 revenue of CLP 129.2 billion and Operating Cash Flow (“OCF”)[3] of CLP 50.1 billion

◦	Reflects year-over-year revenue growth of 4% and OCF growth of 17%

◦	Strongest year-over-year quarterly OCF growth in the first three quarters of 2014

•	Increased YTD revenue by 4% to CLP 381.0 billion and YTD OCF by 14% to CLP 143.3 billion

•	Operating income grew to CLP 25.9 billion for Q3 and CLP 70.9 billion YTD

•	Average maturity of debt in excess of nine years

•	On October 22, 2014, Liberty Global announced plans to establish a tracking stock for its Latin American and Caribbean operations, which would include VTR Finance and its subsidiaries

Operating Statistics Summary

	As of and for the three months ended September 30,
	2014	2013

Footprint
Homes Passed[4]	2,968,900	2,905,600
Two-way Homes Passed[5]	2,449,200	2,383,700

Subscribers (RGUs)
Analog Cable[6]	116,200	140,600
Digital Cable[7]	892,800	844,500
Total Video	1,009,000	985,100

Internet[8]	932,600	880,700
Telephony[9]	705,400	692,700
Total RGUs	2,647,000	2,558,500

Q3 organic RGU net additions (losses)
Analog Cable	(6,000)	(7,100)
Digital Cable	7,100	19,100
Total Video	1,100	12,000

Internet	11,600	13,600
Telephony	(3,500)	3,400
Total RGUs	9,200	29,000

Penetration
Digital Cable as % of Total Video Subs[10]	88.5%	85.7%
Internet as % of Two-way Homes Passed[11]	38.1%	36.9%
Telephony as % of Two-way Homes Passed[11]	28.8%	29.1%

Customer relationships[12]
Customer Relationships	1,229,900	1,193,800
RGUs per Customer Relationship	2.15	2.14
Monthly ARPU per Customer Relationship[13]	CLP 32,006	CLP 31,382

Customer bundling
Single-Play	31.5%	32.5%
Double-Play	21.7%	20.8%
Triple-Play	46.8%	46.7%

Mobile subscribers
Postpaid	78,500	43,600
Prepaid	22,200	36,300
Total Mobile Subscribers	100,700	79,900

Subscriber Statistics and Commercial Development

At September 30, 2014, we provided our 1.23 million unique customers with 2.65 million services ("RGUs") across our footprint of nearly 3.0 million homes passed. Our customer base expanded by 5,000 additions in the third quarter, reflecting our 15th consecutive quarter of customer growth. This growth has been primarily driven by the continued traction of our market-leading bundled services. We finished Q3 with approximately 69% or 842,000 of our customers subscribing to double- or triple-play products, reflecting an increase in our bundled customer base of 35,000 in the last twelve months.

We delivered organic subscriber gains of 9,000 and 82,000 for the three and nine months ended September 30, 2014, respectively. As compared to our Q3 2013 RGU additions of 29,000, our Q3 2014 result was impacted in part by increased churn and lower sales activity stemming from more aggressive promotions by our competitors and the impact of a Q3 inflation price increase of approximately 3%, which was significantly higher than the prior-year Q3 price increase.

Specifically, our Q3 RGU additions consisted of 12,000 broadband internet and 1,000 video RGUs, offset by a loss in telephony RGUs of 4,000. Importantly, our performance in broadband internet remained strong in the quarter, as we capitalized on speed increases that became a part of our key product offerings in June and the launch of our next-generation WiFi modems in July. We believe that the new WiFi modems will increase the levels of wireless speed and in-home coverage by taking advantage of the higher transmission power and untapped 5 GHz bandwidth.

With respect to video performance, we delivered our eighth consecutive quarter of video RGU additions. Our quarterly performance was supported by our recently launched multi-screen VOD Kids service. Early results suggest that customers using VOD Kids have increased loyalty to VTR, which we believe will ultimately benefit customer churn. We ended Q3 with 893,000 digital subscribers representing a digital penetration of 88%.

In terms of mobile, we finished the quarter with 101,000 subscribers (which are not included in our RGU or customer statistics noted above), consisting of 79,000 postpaid customers and 22,000 prepaid customers. On a year-to-date basis, we have added 29,000 mobile customers including 11,000 in the third quarter. More importantly, our specific focus on expanding our postpaid customer base has been quite successful. Year-to-date, we have gained 33,000 postpaid customers including 13,000 in the third quarter. In fact, our Q3 postpaid customer additions represent our strongest quarterly performance in two years. Additionally, we are increasingly driving customers to our SIM-only products. For Q3 2014, over 45% of our postpaid sales were to SIM-only plans, as compared to approximately 15% for the corresponding prior year period.

Summary Financial Results

	Three months ended September 30,
	2014	2013	% Change
	CLP in billions

Revenue	129.2	124.0	4.2
OCF	50.1	42.8	17.2
Property and equipment additions[14]	26.9	19.3	39.4

As % of Revenue
OCF Margin[15]	38.8%	34.5%
Property and equipment additions	20.8%	15.6%

	Nine months ended September 30,
	2014	2013	% Change
	CLP in billions

Revenue	381.0	365.0	4.4
OCF	143.3	125.2	14.5
Property and equipment additions[14]	83.0	72.7	14.2

As % of Revenue
OCF Margin[15]	37.6%	34.3%
Property and equipment additions	21.8%	19.9%

On a year-over-year basis, we increased our revenue by CLP 5.2 billion or 4% to CLP 129.2 billion and CLP 16.0 billion or 4% to CLP 381.0 billion for the three and nine months ended September 30, 2014, respectively. For both the Q3 and YTD periods, we delivered approximately 6% growth in our total cable and mobile subscription revenue. This growth was fueled by our broadband internet and digital video services, as well as a growing contribution from mobile. Although it makes up less than 5% of our total subscription revenue, mobile revenue grew over 50% in Q3 as compared to the prior year. Our strong mobile performance is a direct reflection of our recent success in driving a greater proportion of our base to higher ARPU postpaid plans. Partially offsetting our growth in subscription revenue, we experienced year-over-year declines in our non-subscription revenue. These declines are due in large part to decreases in interconnect revenue stemming from a January 2014 decline in mobile termination rates and a decline in prepaid mobile handset sales.

Our OCF increased year-over-year by CLP 7.3 billion or 17% to CLP 50.1 billion and CLP 18.1 billion or 14% to CLP 143.3 billion for the three and nine months ended September 30, 2014, respectively. In fact, our third quarter OCF performance was our strongest quarterly result so far in 2014. For both the third quarter and the YTD period, our OCF growth was primarily due to a combination of subscription revenue growth and the fact that the costs associated with our mobile network are no longer included in our OCF following the restructuring charges we recorded last year in connection with our transition to a new MVNO contract. The decrease in these costs more than offset increases in certain costs associated with our cable business, including higher programming and sales and marketing expenses. The increase in our programming spend for both reporting periods was largely a result of growth in digital cable services and unfavorable foreign currency exchange rate fluctuations with respect to our

U.S. dollar-denominated programming contracts, while the increase in sales and marketing was due to higher third-party sales commissions and advertising costs at our cable business.

Our OCF margin improved by 430 basis points and 330 basis points to 38.8% and 37.6% for the three and nine months ended September 30, 2014, respectively, as compared to 34.5% and 34.3% for the respective prior year periods. The substantial increase in our OCF margins was due in large part to our transition to the aforementioned MVNO contract.

In terms of property and equipment additions, we invested CLP 26.9 billion (21% of revenue) and CLP 83.0 billion (22% of revenue) for the three and nine months ended September 30, 2014, respectively, as compared to CLP 19.3 billion (16% of revenue) and CLP 72.7 billion (20% of revenue) for the corresponding prior year periods. Specifically, our year-over-year increase in property and equipment additions was due in part to investments associated with our next-generation video product, our 1 Ghz network upgrade and systems-related support capital.

Summary of Total Debt and Cash and Cash Equivalents

At September 30, 2014, we reported CLP 838.1 billion of total debt (including capital lease obligations) and CLP 35.7 billion of cash and cash equivalents as compared to total debt of CLP 774.5 billion and CLP 61.1 billion of cash and cash equivalents at June 30, 2014. The increase in total debt from Q2 was due to the impact of translating our $1.4 billion principal amount of U.S dollar-denominated senior secured notes to Chilean pesos, as the Chilean peso depreciated approximately 8% versus the U.S. dollar from June 30, 2014 to September 30, 2014. The decrease in cash during the quarter largely reflects the impact from our July interest payment on our senior secured notes. At quarter end, our fully-swapped debt borrowing cost16 was approximately 11%.

The following table details the carrying value of our total debt and cash and cash equivalents as of the dates indicated:

	Sept. 30,	June 30,
	2014	2014
	CLP in billions

VTR Finance B.V. 6.875% Senior Secured Notes due 2024	837.7	774.1
Capital lease obligations	0.4	0.4
Total debt and capital lease obligations	838.1	774.5

Cash and cash equivalents	35.7	61.1

Disclaimer

This investor release contains forward-looking statements, including statements regarding our operating, strategic and financial momentum, our 2014 and future prospects, the impact of the launch or expanded roll-out of our advanced products and services, including our broadband product offering and WiFi modems and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation or in consumer television viewing preferences and habits, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including its most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About VTR

VTR is an industry leader in the Chilean telecommunications market. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through a next-generation network and an innovative technology platform that connected 1.2 million customers subscribing to 2.6 million television, broadband internet and telephony services at September 30, 2014.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global's market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at September 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global's operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com or contact:

Liberty Global IR		Corporate Communications
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

Liberty Latin America and Caribbean
Christopher Noyes, CFO	+1 303 220 6693

1
On January 14, 2014, VTR Finance, which owned VTR GlobalCom and certain other subsidiaries for all periods presented, acquired UPC Chile Mobile Holding B.V., the then parent company of VTR Wireless, from Liberty Global Europe B.V., another subsidiary of Liberty Global. We have accounted for this common control transfer at carryover basis and the condensed consolidated financial statements of VTR Finance have been retrospectively revised to give effect to this transaction for all periods presented.

2
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2014 RGU count excludes 78,500 postpaid mobile and 22,200 prepaid mobile subscribers. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3	OCF is the primary measure used by our management to evaluate operating performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking and (3) identify strategies to improve our operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of OCF to our operating income (loss) is presented below.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	CLP in billions

Operating cash flow	50.1	42.8	143.3	125.2
Share-based compensation expense	(0.9)	(0.5)	(2.4)	(1.0)
Related-party fees and allocations	0.4	(0.4)	(3.4)	(1.2)
Depreciation and amortization	(22.5)	(50.6)	(64.1)	(120.9)
Impairment, restructuring and other operating items, net	(1.2)	(43.4)	(2.5)	(43.2)
Operating income (loss)	25.9	(52.1)	70.9	(41.1)

4	Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

5
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

6	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network.

7
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

8	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

9	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

10	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

11	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

12
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

13
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding interconnect, late fees, mobile services, and installation revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer Relationships of entities acquired during the period are normalized.

14	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

15	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

16
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.